Exhibit 99.1

VirTra Appoints Top Law Enforcement Leader Jim McDonnell to the Board of Directors

CHANDLER, Ariz. — January 3, 2023 — The Board of Directors of VirTra, Inc. (NASDAQ: VTSI) (“VirTra”), a global provider of judgmental use of force training simulators and firearms training simulators for the law enforcement and military markets, has appointed a new independent member, Jim McDonnell, to the Board, effective January 1, 2023. Concurrent with McDonnell’s appointment, Jim Richardson, one of VirTra’s independent board members, stepped down as a member of the Board of Directors.

McDonnell is a recognized public safety executive and law enforcement leader. After a four-decade career in some of the most challenging areas and times in American policing, he has become a sought-after voice on public safety, security, and counterterrorism issues across the nation. He is well known for his experience serving as Sheriff of Los Angeles County (LASD), Chief of Police in Long Beach, California (LBPD), and First Assistant Chief of Police for the Los Angeles Police Department (LAPD).

McDonnell serves as a strategic advisor to several major corporations, municipal government entities, a renowned university, and a non-profit global policy think tank, operating in a wide variety of technology, telecommunications, medical, and public safety specialties. McDonnell also sits on several non-profit boards, including the YMCA of Metropolitan Los Angeles, the Peace Officers Association of Los Angeles County, and the University of Southern California Price School of Public Policy’s Board of Councilors.

McDonnell has a strong network of police executives across the nation at the federal, state, and local levels. He regularly participates in state and national police executive conferences, including those hosted by the U.S. Department of Justice, U.S. Department of State, Major County Sheriffs of America, Major Cities Chiefs Association, and the Police Executive Research Forum. Sheriff McDonnell is frequently requested as a speaker by media outlets, corporate clients, and academic institutions.

“It is a true honor to welcome Jim to our Board of Directors,” said Bob Ferris, Chairman and Co-CEO of VirTra. “Jim is one of the very best thought leaders in law enforcement today and brings a tremendous level of knowledge and expertise in public safety, tactical training, operational growth, and command accountability, as well as an expansive network within the nationwide policing community. We look forward to his contributions to our Company.”

McDonnell commented, “Through my decades of law enforcement experience I can personally attest to the value of VirTra’s world-class training solutions. While the Company has had notable success in penetrating the law enforcement market, I believe there is still significant growth potential for VirTra and am excited to be a part of bringing effective training to more officers.”

About VirTra

VirTra (NASDAQ: VTSI) is a global provider of judgmental use of force training simulators and firearms training simulators for the law enforcement, military, educational and commercial markets. The company’s patented technologies, software, and scenarios provide intense training for de-escalation, judgmental use-of-force, marksmanship, and related training that mimics real-world situations. VirTra’s mission is to save and improve lives worldwide through practical and highly effective virtual reality and simulator technology. Learn more about the company at www.VirTra.com.

Investor Relations Contact:

Matt Glover or Jeff Grampp, CFA

Gateway Group, Inc.

VTSI@gatewayir.com

949-574-3860